UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2007

SMITHFIELD FOODS, INC.

(Exact name of Registrant as Specified in Charter)

Virginia	1-15321	52-0845861
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective May 7, 2007, KC2 Merger Sub, Inc. (“Merger Sub”), a newly formed and wholly owned subsidiary of Smithfield Foods, Inc. (“Smithfield”), merged (the “merger”) with and into Premium Standard Farms, Inc. (“PSF”), the surviving corporation in the merger, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 17, 2006, among Smithfield, Merger Sub and PSF. PSF is now a wholly owned subsidiary of Smithfield. Pursuant to the Merger Agreement, at the effective time of the merger, each share of PSF common stock, subject to certain exceptions, was converted into the right to receive 0.6780 of a share of Smithfield common stock and $1.25 in cash. A press release announcing the closing of the merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference. See also Item 5.02 below.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with completion of the merger and as required by the Merger Agreement, Smithfield expanded the Board of Directors of Smithfield to consist of ten directors and appointed Paul J. Fribourg a director of Smithfield effective May 7, 2007. Mr. Fribourg was formerly a PSF director and is Chairman, President and Chief Executive Officer of ContiGroup Companies, Inc. (“ContiGroup”). Smithfield’s existing directors Robert L. Burrus, Jr., Hon. Carol T. Crawford, Ray A. Goldberg, Joseph W. Luter, III, Wendell H. Murphy, C. Larry Pope, Frank Royal, M.D., John T. Schwieters and Melvin O. Wright will continue to serve as directors.

Prior to completion of the merger, ContiGroup owned approximately 38.9% of PSF common stock.

In May 2005, Smithfield and ContiGroup completed the formation of Five Rivers Ranch Cattle Feeding LLC, a 50/50 joint venture between their respective cattle feeding businesses. Five Rivers is a stand-alone operating company, independent from both Smithfield and ContiGroup, headquartered in Loveland, Colorado, with a total of ten feedlots located in Colorado, Idaho, Kansas, Oklahoma and Texas. It is the largest commercial cattle feeding operation in the United States and serves beef packing firms throughout the United States.

On October 18, 2006, Smithfield and ContiGroup announced an agreement in principle to form a 50/50 joint venture to build a new beef processing plant in Texas County, Oklahoma. Construction is expected to begin in the first quarter of fiscal 2008, with completion scheduled for mid-2008. Cost of the project is estimated to be approximately $100.0 million to Smithfield. The plant is expected to process between 4,000 and 5,000 head of cattle per day at full capacity. Cattle for the plant are expected to be supplied by nearby feedlots, including those operated by Five Rivers.

Prior to the merger, PSF had contracted with ContiGroup to provide hog breeding and growing services in Missouri under a market hog contract grower agreement dated May 13, 1998. In exchange for the services, PSF paid ContiGroup a fee and indemnified ContiGroup for various matters relating to its services and the Missouri land on which it provided its services. During the fiscal year ended March 25, 2006, the amount paid by PSF under the grower agreement was approximately $3.9 million. The grower agreement provided that it would terminate upon a merger by PSF and provide PSF with an option to acquire the Missouri land from ContiGroup for $1.00. In connection with the Merger Agreement, ContiGroup and Smithfield agreed to cause PSF to exercise its purchase option effective upon completion of the merger and to pay ContiGroup’s related transaction expenses which were nominal. PSF assigned its purchase obligation to KC2 Real Estate, LLC, a subsidiary of Smithfield, which acquired the land upon the closing of the merger. Smithfield also agreed to perform PSF’s indemnification obligations under specified circumstances.

Prior to the merger, under a services agreement between PSF and ContiGroup, ContiGroup provided purchasing assistance, legal services, limited human resource services, including the services of Mr. Gerard J. Schulte, PSF’s General Counsel and Secretary, and other personnel in exchange for a monthly fee. For the fiscal year ended March 25, 2006, the amount paid by PSF for all services was $1.4 million. The services agreement terminated in accordance with its terms when ContiGroup ceased to beneficially own any interest in PSF’s capital stock upon completion of the merger.

In connection with the merger, Smithfield and ContiGroup entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated May 7, 2007. Pursuant to the Registration Rights Agreement, Smithfield agreed to grant to ContiGroup piggy-back registration rights in respect of the Smithfield common stock it receives in the merger.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

In connection with the execution of the Merger Agreement, ContiGroup entered into a Voting Agreement, dated as of September 17, 2006 (the “Voting Agreement”), with Smithfield and PSF, pursuant to which, among other things, ContiGroup agreed, subject to certain exceptions, to vote its shares in favor of the adoption of the Merger Agreement and against any takeover bid by a third party. In addition, in the event the Merger Agreement had been terminated under circumstances in which a termination fee was or may have been payable by PSF to Smithfield, ContiGroup agreed to share with Smithfield 50% of its net profit from any transfer by ContiGroup of its PSF common stock (including any transfer or conversion in a business combination) within 12 months after the termination of the Merger Agreement. The Voting Agreement also prohibited ContiGroup from taking various actions that could reasonably be expected to have facilitated a competing takeover proposal for PSF. The Voting Agreement expired upon completion of the merger on May 7, 2007.

See also Item 8.01 below.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective May 7, 2007, Smithfield amended its Bylaws to create the position of “advisory director.” New Section 2.16 provides as follows:

“Section 2.16 Advisory Director. The Board of Directors may appoint any person as an advisory director of the Corporation. Each such person so appointed shall be entitled to receive notice of, and to attend, all meetings of the Board, but shall not in fact be a director, shall not be entitled to vote, and shall not be counted in determining a quorum of the Board and shall not have any of the duties or liabilities of a director under law.”

Item 8.01.	Other Events

Also in connection with the merger and as required by the Merger Agreement, Michael J. Zimmerman became an advisory director of Smithfield on May 7, 2007. Mr. Zimmerman, a former PSF director, is ContiGroup’s Executive Vice President and Chief Financial Officer.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

All required financial statements with respect to PSF will be filed by amendment pursuant to Item 9.01(a)(4) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

All required pro forma financial information with respect to PSF will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 17, 2006, among Smithfield Foods, Inc., KC2 Merger Sub, Inc. and Premium Standard Farms, Inc. (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by Smithfield Foods, Inc. with the SEC on September 20, 2006)

3.1	Amendment to the Bylaws effective May 7, 2007, including the Bylaws of the Company, as amended to date

4.1	Registration Rights Agreement, dated May 7, 2007, among Smithfield Foods, Inc. and ContiGroup Companies, Inc.

10.1	Voting Agreement, dated as of September 17, 2006, among Smithfield Foods, Inc., ContiGroup Companies, Inc. and Premium Standard Farms, Inc. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by Smithfield Foods, Inc. with the SEC on September 20, 2006)

99.1	Press release issued by Smithfield Foods, Inc., dated May 7, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHFIELD FOODS, INC. (Registrant)

Date: May 7, 2007	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary